Exhibit (a)(1)(K)

CANADIAN DISCLOSURE MEMORANDUM TO SCHEDULE TO

ICX TECHNOLOGIES, INC.

Offer to Exchange Certain Outstanding Options For New Options in Canada

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy or the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from, or on behalf of, holders of Eligible Options in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, ICx Technologies, Inc. may, in its sole judgment, take such action as it may deem necessary to extend the Offer to holders of Eligible Options in such jurisdictions.

CANADIAN ISSUER BID CIRCULAR

(British Columbia and Quebec)

This Canadian Disclosure Memorandum relates to an offer by ICx Technologies, Inc., a Delaware Corporation (“ICx” or the “Company”), to exchange options (the “Exchange Offer”) to purchase up to an aggregate of 2,201,849 shares of the Company’s common stock, whether vested or unvested, with an exercise price per share greater than the greater of $5.00 or the closing price per share of the common stock of the Company on the Nasdaq Global Market on the date on which the New Options (as defined below) are granted (the “Eligible Options”) and that are held by eligible option holders.

These Eligible Options may be exchanged for new options that will be granted under the Company’s 2007 Equity Incentive Plan (the “New Options”) upon the terms and subject to the conditions set forth in the Offer to Exchange, attached as Exhibit (a)(1)(A) to the Schedule TO, and the Election Form, Instructions Forming Part of the Terms and Conditions of the Offer and the Agreement to Terms of Election, attached as Exhibit (a)(1)(E) to the Schedule TO. These documents, as they may be amended or supplemented from time to time, together constitute the “Disclosure Documents.” An “eligible option holder” refers to all holders of options to purchase common stock of the Company who are directors, employees or consultants to the Company, and who remain in such capacity through the date on which the New Options are granted.

Attached hereto and forming part of this Canadian Disclosure Memorandum is a Schedule TO attaching an Offer to Exchange Certain Outstanding Options for New Options dated August 11, 2009 (the “Offer to Exchange”). Except as otherwise provided herein, capitalized and other terms used in this Canadian Issuer Bid Circular without definition have the meanings assigned to them in the Offer to Exchange.

The Exchange Offer in Canada is being made solely by this Canadian Disclosure Memorandum and any decision to exchange the Eligible Options should be based solely on information contained in this document. No person has been authorized to give any information or to make any representations concerning this Exchange Offer other than as contained herein. Statements made in this Canadian Disclosure Memorandum are as of the date of this Canadian Disclosure Memorandum unless expressly stated otherwise. Neither the delivery of this Canadian Disclosure Memorandum at any time, nor any other action with respect hereto, shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to such date.

Canadian eligible option holders are advised that the information contained in the Offer to Exchange has not been prepared with regard to matters that may be of particular concern to Canadian investors. Accordingly, Canadian eligible option holders should consult with their own legal, financial and tax advisers concerning the information contained in the Offer to Exchange and the suitability of tendering to the Exchange Offer in their particular circumstances.

This Canadian Disclosure Memorandum constitutes an offering of the New Options described herein in the provinces of British Columbia and Quebec only and is for the confidential use of only those persons to whom it is delivered by the Company in connection with the Exchange Offer.

Participating in the Exchange Offer involves a number of risks. Canadian eligible option holders should refer to the section entitled “Risks of Participating in the Offer” contained in the Offer to Exchange and should consult their own legal, financial and tax advisers concerning the risks of participating in the Exchange Offer in their particular circumstances prior to deciding to participate.

Canadian investors are advised that all references to dollars contained in this Canadian Disclosure Memorandum are to U.S. dollars, unless otherwise indicated. The official average daily noon rate of exchange between the U.S. dollar (the “U.S. dollar” or “US$”) against the Canadian dollar (the “Canadian dollar” or “C$”) as reported by the Bank of Canada on July 31, 2009 was approximately US$0.93 = C$1.00.

DISTRIBUTION RESTRICTIONS

This Canadian Disclosure Memorandum is being delivered solely to enable eligible option holders to evaluate the Exchange Offer. The information contained in this Canadian Disclosure Memorandum does not constitute an offer in Canada to any other person, or a general offer to the public, or a general solicitation from the public, to subscribe for or purchase securities of the Company. The distribution of this Canadian Disclosure Memorandum and the attached Schedule TO in certain of the Canadian provinces and territories may be restricted by law. Persons into whose possession this Canadian Disclosure Memorandum comes must inform themselves about and observe any such restrictions.

The distribution of this Canadian Disclosure Memorandum to any person other than an eligible option holder identified by the Company is unauthorized. Any disclosure of the information contained in this Canadian Disclosure Memorandum without the prior written consent of the Company is prohibited. Each Canadian eligible option holder, by accepting delivery of this Canadian Disclosure Memorandum, will be deemed to have agreed to the foregoing.

RESPONSIBILITY

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by the Company as to the accuracy or completeness of the information contained in this Canadian Disclosure Memorandum or any other information provided by the Canadian Disclosure Memorandum in connection with the Exchange Offer.

RESALE RESTRICTIONS

The distribution of the New Options in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the New Options or of the underlying common stock must be made in accordance with applicable Canadian securities laws which may require resales to be made in accordance with prospectus and registration requirements or exemptions therefrom. These resale restrictions may under certain circumstances apply to resales of the New Options or of the underlying common stock outside of Canada. Canadian eligible option holders are advised to seek legal advice prior to any resale of the New Options and/or the underlying common stock.

The Company is not, and does not intend to become, a “reporting issuer”, as such term is defined under applicable Canadian securities laws, in any province or territory of Canada. Canadian eligible option holders are advised that the Company is not required to file, and currently does not intend to file, a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the New Options or the underlying common stock to the public in any province or territory of Canada in connection with this Exchange Offer.

FORWARD-LOOKING INFORMATION

This Exchange Offer is being made by a non-Canadian issuer using disclosure documents prepared in accordance with non-Canadian securities laws. Eligible option holders should be aware that these requirements may differ significantly from those of British Columbia and Quebec. Any “forward-looking information” included or incorporated by reference herein may not be accompanied by the disclosure and explanations that would be required of a Canadian issuer under British Columbia or Quebec securities laws. Canadian investors should refer to the Offer to Exchange and should consult with their own legal, financial and tax advisers for additional information.

Financial Statements

ICx Technologies, Inc., a Delaware corporation, prepares its financial statements in US dollars and in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). U.S. GAAP differs significantly in certain material respects from generally accepted accounting principles in Canada (“Canadian GAAP”). The Company will not provide Canadian eligible option holders with any reconciliation of ICx’s financial statements or any other information contained in the Offer to Exchange to Canadian GAAP. Accordingly, Canadian eligible option holders should consult their own legal, financial and tax advisers for additional information regarding

ICx’s financial statements and the material difference between Canadian GAAP and U.S. GAAP prior to deciding whether to participate in the Exchange Offer.

TAXATION

Canadian investors should refer to Schedule C entitled “A Guide to Issues for Employees Located and/or Subject to Tax Outside the U.S.” attached to the Offer to Exchange and should consult their own legal, financial and tax advisers with respect to the tax consequences of an investment in the shares of the Company’s common stock in their particular circumstances and with respect to their participation in the Offer.

ENFORCEMENT OF LEGAL RIGHTS

The stock option award agreement to be entered into by the eligible option holders who participate in the Exchange Offer and the Company will be governed by, and subject to, the internal substantive laws, but not the choice of law rules, of Delaware. The Company is organized under the laws of Delaware. All or substantially all of the Company’s directors and officers may be located outside of Canada and, as a result, it may not be possible for Canadian eligible option holders to effect service of process in Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the Company or such persons in Canada or to enforce a judgement obtained in Canadian courts against the Company or persons outside of Canada.

STATEMENT OF RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of the offeree issuer with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

LANGUAGE OF DOCUMENTS

Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale or exchange of the securities described herein be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente ou à l’échange des valeurs mobilières décrites aux présentes soient rédigés en anglais seulement.